EXHIBIT 10.1

EXECUTION COPY

AMENDED AND RESTATED AGREEMENT

     This Amended and Restated Agreement (this "Agreement") originally dated as of January 29, 2010 and now dated as of February 3, 2010 is entered into by and among Raser Technologies, Inc., a corporation organized under the laws of Delaware (together with its successors, the "Company"), CapStone Investments, a corporation organized under the laws of California ("CapStone"), and Fletcher International, Ltd., a company domiciled in Bermuda (together with its successors, "Fletcher").

     WHEREAS, Fletcher and the Company have a strategic relationship in which Fletcher provides capital, advice and strategic opportunities to the Company; and

     WHEREAS, the Company needs additional financing in order to further its strategic and operational goals; and

     WHEREAS, each of Fletcher and the Company entered into an Agreement dated as of January 29, 2009 (the "January 29 Agreement"); and

     WHEREAS, each of Fletcher and the Company now wish to amend and restate the January 29 Agreement to include understandings which currently are not reflected in the January 29 Agreement;

     NOW THEREFORE, in consideration of the mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties, and fully intending to be legally bound, the parties agree as follows:

     1. Purchase and Sale. In consideration of and upon the basis of the representations, warranties and agreements and subject to the terms and conditions set forth in this Agreement:

     (a) Subject to satisfaction or, if applicable, waiver of the relevant conditions set forth in Sections 13 and 14 hereof, CapStone agrees to purchase from the Company, and the Company agrees to sell to CapStone, in accordance with Section 2 below, at the Closing (as defined below) Five Thousand (5,000) shares of the Company's Series A-1 cumulative convertible preferred stock, par value $0.01 per share (the "Preferred Stock"), having the terms and conditions set forth in the Certificate of Rights and Preferences attached hereto as Annex A (the "Certificate of Rights and Preferences").

     (b) Subject to satisfaction or, if applicable, waiver of the relevant conditions set forth in Sections 13 and 14 hereof, Fletcher agrees to purchase from

CapStone, and CapStone agrees to sell to Fletcher, in accordance with Section 2 below, at the Closing Five Thousand (5,000) shares of Preferred Stock, having the terms and conditions set forth in the Certificate of Rights and Preferences.

     (c) The closing of the purchase and sale described in Section 1(a) (the "Closing") shall occur upon the satisfaction or, if applicable, waiver of the relevant conditions set forth in Sections 13 and 14 hereof, or at such other date and time as Fletcher and the Company shall mutually agree (such date, the "Closing Date").

     (d) At the Closing, the Company shall issue a warrant to purchase up to Fourteen Thousand (14,000) additional shares of Preferred Stock (the "Warrant").

(e)	As used herein:

(i) the term "Common Shares" means the shares of

Common Stock issuable upon conversion or redemption of, or as dividends under, the Preferred Stock and all other Common Stock issuable under the Certificate of Rights and Preferences, this Agreement or the Warrant;

     (ii) the term "Investment Securities" means the Warrant, the Preferred Stock and all Common Shares;

     (iii) the term "Business Day" means any day on which the Common Stock may be traded on the NYSE (as defined below) or, if not admitted for trading on the NYSE, on any day other than a Saturday, Sunday or holiday on which banks in New York City are required or permitted to be closed;

     (iv) the term "NYSE" means the NYSE, but if the NYSE is not then the principal U.S. trading market for the Common Stock, then "NYSE" shall be deemed to mean the principal U.S. national securities exchange (as defined in the Securities Exchange Act of 1934, as amended (the "Exchange Act")) on which the Common Stock, or such other applicable common stock, is then traded, or if such Common Stock, or such other applicable common stock, is not then listed or admitted to trading on any national securities exchange, then the OTC Bulletin Board or other trading market that is then the principal market on which such stock is then traded;

     (v) the term "Material Adverse Effect" means any material adverse effect with respect to (A) the business, properties, assets, operations, results of operations, revenues, prospects or condition, financial or otherwise, of the Company and its subsidiaries taken as a whole, (B) the legality, validity or enforceability of the Agreement, the Warrant, Registration Statement or Prospectus (as defined below), or (C) the Company's ability to perform fully on a timely basis its obligations under the Agreement, the Certificate of Rights and Preferences or the Warrant.

     2. Closing. The Closing shall take place on February 3, 2009, or at such other date and time as Fletcher and the Company shall mutually agree, in the offices of Skadden,

Arps, Slate, Meagher & Flom LLP, Four Times Square, New York, New York; provided that Fletcher may designate that any Closing shall occur at the offices of a bank located in New York, New York. At the Closing, the following deliveries shall be made:

     (a) Preferred Stock. (x) the Company shall deliver to CapStone Five Thousand (5,000) shares of Preferred Stock, duly executed by the Company in definitive form, (y) CapStone shall deliver to Fletcher such Five Thousand (5,000) shares of Preferred Stock and (z) the Company shall register such shares in the stockholder register of the Company in the name of Fletcher or as instructed by Fletcher in writing.

     (b) Purchase Price. (x) Fletcher shall cause to be wire transferred to CapStone, in accordance with the instructions set forth in Section 19, the aggregate purchase price of Five Million Dollars ($5,000,000) in immediately available United States funds and (y) CapStone shall cause to be wire transferred to the Company, in accordance with the instructions set forth in Section 19, such purchase price, net of fees, in immediately available United States funds as set forth in the Escrow Agreement.

     (c) Warrant. The duly executed Warrant shall be (x) delivered by the Company to CapStone and (y) delivered by CapStone to Fletcher as Fletcher instructs on the Closing Date.

     (d) Closing Documents. The closing documents required by Sections 13 and 14 shall be delivered to Fletcher and the Company, respectively.

     The deliveries specified in this Section 2 shall be deemed to occur simultaneously as part of a single transaction, and no delivery shall be deemed to have been made until all such deliveries have been made.

3.	[Intentionally Omitted].

4.	Representations and Warranties of the Company. The Company hereby represents and warrants (x) to CapStone on the date hereof and on the Closing Date and (y) to Fletcher on the date of the January 29, 2009 Agreement, on the date hereof, on the Closing Date, on the closing of any exercise under the Warrant and on each Conversion Closing Date and each Redemption Closing Date (each as defined in the Certificate of Rights and Preferences) as follows:

     (a) The Company has duly authorized the Certificate of Rights and Preferences and the sale and issuance of all shares of Preferred Stock, Common Stock, the Warrant and Common Shares issuable under the Certificate of Rights and Preferences, this Agreement and under the Warrant. The sale and issuance of all shares of Preferred Stock and Common Shares issuable under the Certificate of Rights and Preferences, this Agreement and under the Warrant, has been registered under the Securities Act of 1933, as amended (the "Securities Act"), pursuant to the Company's Registration Statement on Form S-3 (Registration No. 333-159649) as amended or replaced (the "Registration Statement").

     (b) The Company has been duly incorporated and is validly existing in good standing under the laws of Delaware.

     (c) Except as otherwise contemplated by this Agreement, the execution, delivery and performance of this Agreement, the Certificate of Rights and Preferences and the Warrant (including the authorization, sale, issuance and delivery of the shares of Preferred Stock and Common Shares issuable hereunder and thereunder) have been duly authorized by all requisite corporate action and no further consent or authorization of the Company, its Board of Directors or its stockholders is required.

     (d) This Agreement has been duly executed and delivered by the Company and, when this Agreement is duly authorized, executed and delivered by Fletcher, will be a valid and binding agreement enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights generally and to general principles of equity; except insofar as indemnification and contribution provisions may be limited by applicable law. The issuance of the Investment Securities is not and will not be subject to any preemptive right or rights of first refusal that have not been properly waived or complied with.

     (e) The Company has full corporate power and authority necessary to (i) own and operate its properties and assets, execute and deliver this Agreement, (ii) perform its obligations hereunder and under the Certificate or Rights and Preferences and the Warrant (including, but not limited to, the issuance of the Preferred Stock and the Common Shares issuable hereunder, under the Certificate of Rights and Preferences and under the Warrant) and (iii) carry on its business as presently conducted and as presently proposed to be conducted. The Company and its subsidiaries are duly qualified and are authorized to do business and are in good standing as foreign corporations in all jurisdictions in which the nature of their activities and of their properties (both owned and leased) makes such qualification necessary, except for those jurisdictions in which failure to do so would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect.

     (f) No consent, approval, authorization or order of any court, governmental agency or other body is required for execution and delivery by the Company of this Agreement or the performance by the Company of any of its obligations hereunder and under the Certificate of Rights and Preferences or the Warrant, except for such orders as may be required under federal and state securities laws with respect to the Company's obligations under Section 5 of this Agreement.

     (g) Neither the execution and delivery by the Company of this Agreement, the Certificate of Rights and Preferences or the Warrant nor the performance by the Company of any of its obligations hereunder, under the Certificate of Rights and Preferences and under the Warrant:

     (i) violates, conflicts with, results in a breach of, or constitutes a default (or an event which with the giving of notice or the lapse of time or both would be reasonably likely to constitute a default) or creates any rights, other than antidilution rights set forth on Schedule 4(hh), in respect of any Person under (A) the certificates of incorporation or by-laws of the Company or any of its subsidiaries, (B) any decree, judgment, order, law, treaty, rule, regulation or determination of any court, governmental agency or body, or arbitrator having jurisdiction over the Company or any of its subsidiaries or any of their respective properties or assets, (C) the terms of any bond, debenture, indenture, credit agreement, note or any other evidence of indebtedness, or any agreement, stock option or other similar plan, lease, mortgage, deed of trust or other instrument to which the Company or any of its subsidiaries is a party, by which the Company or any of its subsidiaries is bound, or to which any of the properties or assets of the Company or any of its subsidiaries is subject, (D) the terms of any "lock-up" or similar provision of any underwriting or similar agreement to which the Company or any of its subsidiaries is a party or (E) any rule or regulation of the Financial Industry Regulatory Authority, Inc. (successor entity to National Association of Securities Dealers, Inc.) ("FINRA") or the NYSE; or

     (ii) results in the creation or imposition of any lien, charge or encumbrance upon any Investment Securities or upon any of the properties or assets of the Company or any of its subsidiaries.

For the purposes of this Agreement, "Person" means an individual or a corporation, partnership, trust, incorporated or unincorporated association, limited liability company, joint venture, joint stock company, government (or an agency or political subdivision thereof) or other entity of any kind.

     (h) When issued to Fletcher against payment therefor, each share of Preferred Stock and each Common Share issuable hereunder, under the Certificate of Rights and Preferences and under the Warrant:

     (i) will have been duly and validly authorized, duly and validly issued, fully paid and non-assessable;

     (ii) will be free and clear of any security interests, liens, claims or other encumbrances; and

     (iii) will not have been issued or sold in violation of any preemptive or other similar rights of the holders of any securities of the Company.

     (i) The Company satisfies all continued listing criteria of the NYSE or, if no longer listed on the NYSE, the New York Stock Exchange, the American Stock Exchange, the Nasdaq Global Select Market or the Nasdaq Global Market (each a "National Exchange"). No present set of facts or circumstances will (with the passage of time or the giving of notice or both or neither) cause any of the Common Stock to be delisted from the NYSE or, if no longer listed on the NYSE, the National Exchange on which the Company's Common Stock is listed. All of the Common Shares will, when issued, be duly listed and admitted for trading on all of the markets where shares of Common Stock are traded, including the National Exchange on which the Company's Common Stock is listed.

     (j) There is no pending or, to the best knowledge of the Company, threatened action, suit, proceeding or investigation before any court, governmental agency or body, or arbitrator having jurisdiction over the Company or any of its affiliates that would affect the execution by the Company of, or the performance by the Company of its obligations under, this Agreement, the Certificate of Rights and Preferences or the Warrant.

     (k) Since January 1, 2006, none of the Company's filings with the United States Securities and Exchange Commission (the "SEC") under the Securities Act or under Section 13 or 15(d) of the Exchange Act, including the financial statements, schedules, exhibits and results of the Company's operations and cash flow contained therein (each an "SEC Filing"), contained any untrue statement of a material fact or omitted to state any material fact necessary in order to make the statements, in the light of the circumstances under which they were made, not misleading. Since January 1, 2006, there has not been any pending or, to the best knowledge of the Company, threatened action, suit, proceeding or investigation before any court, governmental agency or body, or arbitrator having jurisdiction over the Company or any of its subsidiaries that will or is reasonably likely to result in a Material Adverse Effect, except as disclosed in the Company's SEC Filings on or before the date immediately prior to and excluding the date of the January 29, 2009 Agreement. Since the date of the Company's most recent SEC Filing, there has not been, and the Company is not aware of, any development or condition that is reasonably likely to result in, any material change in the condition, financial or otherwise, or in the business affairs, assets, revenues, operations or prospects of the Company and its subsidiaries, whether or not arising in the ordinary course of business. The Company's SEC Filings made before and excluding the date of the January 29, 2009 Agreement fully disclose all material information concerning the Company and its subsidiaries.

(l) [Intentionally omitted]

     (m) Immediately prior to the Closing Date, the authorized capital stock of the Company will consist of Two Hundred Fifty Million (250,000,000) shares of Common Stock, par value $0.01 per share and Five Million (5,000,000) shares of preferred stock, par value $0.01 per share. As of January 1, 2010, (i) Seventy Nine Million Five Hundred Forty Seven Thousand Three Hundred Seventy Five (79,547,375) shares of Common Stock were issued and outstanding, and Twenty Five Million Eight Hundred Sixty Eight Thousand Eight Hundred Forty Three (25,868,843) shares of Common Stock are currently reserved and subject to issuance upon the exercise of outstanding stock options, warrants or other convertible rights, (ii) no shares of Common Stock are held in the treasury of the Company and (iii) no shares of preferred stock were issued and outstanding. All of the outstanding shares of Common Stock are, and all shares of capital stock which may be issued pursuant to outstanding stock options, warrants or other convertible rights will be, when issued and paid for in accordance with the respective terms thereof, duly authorized, validly issued, fully paid and non-assessable, free of any preemptive rights in respect thereof and issued in compliance with all applicable state and federal laws concerning issuance of securities. As of the date of the January 29, 2009 Agreement, except as set forth above, and except for shares of Common Stock or other securities issued upon conversion, exchange, exercise or purchase associated with the securities, options, warrants, rights and other instruments referenced above, no shares of capital stock or other voting securities of the Company were outstanding, no equity equivalents, interests in the ownership or earnings of the Company or other similar rights were outstanding, and there were no existing options, warrants, calls, subscriptions or other rights or agreements or commitments, except for rights of participation (to the extent of 35% of certain subsequent offerings of securities) of the holders of securities purchased in the Company's June 2009 financing, relating to the capital stock of the Company or any of its subsidiaries or obligating the Company or any of its subsidiaries to issue, transfer, sell or redeem any shares of capital stock, or other equity interest in, the Company or any of its subsidiaries or obligating the Company or any of its subsidiaries to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement or commitment.

     (n) Solvency. Immediately after any closing, the Company will be Solvent. As used herein, the term "Solvent" means, with respect to the Company, on a particular date, that on such date (a) the fair market value of the assets of the Company is greater than the total amount of liabilities (including contingent liabilities) of the Company, (b) the present fair salable value of the assets of the Company is greater than the amount that will be required to pay the probable liabilities of the Company and its debt as they become absolute and mature, (c) the Company is able to realize upon its assets and pay its debts and other liabilities (including contingent obligations) as they mature, and (d) the Company does not have unreasonably small capital.

     (o) Equivalent Value. As of any closing date, the consideration that the Company is receiving from Fletcher is equivalent in value to the consideration Fletcher is receiving from the Company pursuant to this Agreement. As of any closing date, under the terms of this Agreement and the Warrant, the Company is receiving fair consideration from Fletcher for the agreements, covenants, representations and warranties made by the Company to Fletcher.

     (p) No Non-Public Information. Fletcher has not requested from the Company, and the Company has not furnished to Fletcher, any material non-public information concerning the Company or its subsidiaries.

     (q) Restatement Notices. The Company has provided Fletcher with all Restatement Notices (as defined below) required to be delivered following a Restatement (as defined below).

     (r) Application of Takeover Protections. Except for Section 203 of the Delaware General Corporation Law, which the Company's board of directors has rendered inapplicable to Fletcher, there is no control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under the Company's charter documents or the laws of its state of incorporation that is or would become applicable to Fletcher as a result of Fletcher and the Company fulfilling their obligations or exercising their rights under this Agreement, the Certificate of Preferences and the Warrant, including, without limitation, as a result of the Company's issuance of the Preferred Stock or Common Shares issuable hereunder and thereunder and the Fletcher's ownership of the Preferred Stock and the Common Shares issuable hereunder and thereunder.

     (s) Backdating of Options. The exercise price of each Company option has been no less than the fair market value of a share of Common Stock as determined on the date of grant of such Company option. All grants of Company options were validly issued and properly approved by the Board of Directors of the Company (or a duly authorized committee or subcommittee thereof) in material compliance with all applicable legal requirements and recorded on the Company's financial statements in accordance with U.S. generally accepted accounting principles, and no such grants involved any "back dating," "forward dating" or similar practices with respect to the effective date of grant.

     (t) Regulatory Permits. Except as disclosed in the Company's SEC Filings made before the date of the January 29, 2009 Agreement, the Company possesses all certificates, authorizations and permits issued by the appropriate federal, state or foreign regulatory authorities necessary to conduct its business, except where the failure to possess such certificates, authorizations or permits would not have a Material Adverse Effect. The Company is not in violation of any judgment, decree or order or any statute, ordinance, rule or regulation applicable to it, except for violations which would not have a Material Adverse Effect.

     (u) Foreign Corrupt Practices. Neither the Company nor any director, officer, agent, employee or other Person acting on behalf of the Company has, in the course of its actions for, or on behalf of, the Company (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (iii) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended; or (iv) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.

(v) Transactions With Affiliates. Except as disclosed in the

Company's SEC Filings, and other than the grant of stock options and restricted and non-restricted stock grants disclosed that are required to be publicly disclosed, none of the officers, directors or employees of the Company is presently a party to any transaction with the Company (other than for ordinary course services as employees, officers or directors) required to be disclosed pursuant to Regulation S-K Item 404, including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any such officer, director or employee or, to the knowledge of the Company, any corporation, partnership, trust or other entity in which any such officer, director, or employee has a substantial interest or is an officer, director, trustee or partner, which such transaction would be required to be disclosed.

     (w) Insurance. The Company is insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are prudent and customary in the businesses in which the Company is engaged.

     (x) Employee Relations. The Company is not a party to any collective bargaining agreement. The Company is in compliance with all federal, state, local and foreign laws and regulations respecting labor, employment and employment practices and benefits, terms and conditions of employment and wages and hours, except where failure to be in compliance would not reasonably be expected to result in a Material Adverse Effect.

     (y) Intellectual Property Rights. Except as disclosed in the Company's SEC Filings: (i) the Company owns or possesses adequate rights or licenses to use all trademarks, trade names, service marks, service mark registrations, service names, patents, patent rights, copyrights, trade secrets and other intellectual property rights

("Intellectual Property Rights") necessary to conduct its business as now conducted; (ii) the Company does not have any knowledge of any infringement by the Company of Intellectual Property Rights of others, nor does the Company have reason to believe that the Company has infringed or would infringe on the Intellectual Property Rights of others, the enforcement of which would result in a Material Adverse Effect; (iii) there is no claim, action or proceeding against the Company regarding its Intellectual Property Rights; (iv) the Company has no knowledge of any infringement or improper use by any third party of any of the Company's Intellectual Property Rights; (v) the Company has taken reasonable security measures to protect the secrecy, confidentiality and value of all of its Intellectual Property Rights; (vi) the Company shall own all right, title and interest in all Intellectual Property Rights, which the Company owns as of the date of the January 29, 2009 Agreement. Notwithstanding anything in this Section 4(y) to the contrary, the Company may consummate a spin-off, enter into partnership, license and collaboration agreements and other similar arrangements.

     (z) Environmental Laws. Except as disclosed in the Company's SEC Filings made before the date of the January 29, 2009 Agreement, the Company (i) is in compliance with any and all Environmental Laws (as hereinafter defined), (ii) has received all permits, licenses or other approvals required of it under applicable Environmental Laws to conduct its respective businesses and (iii) is in compliance with all terms and conditions of any such permit, license or approval where, in each of the foregoing clauses (i), (ii) and (iii), the failure to so comply could be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect. The term "Environmental Laws" means all federal, state, local or foreign laws relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata), including, without limitation, laws relating to emissions, discharges, releases or threatened releases of chemicals, pollutants, contaminants, or toxic or hazardous substances or wastes (collectively, "Hazardous Materials") into the environment, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials, as well as all authorizations, codes, decrees, demands or demand letters, injunctions, judgments, licenses, notices or notice letters, orders, permits, plans or regulations issued, entered, promulgated or approved thereunder.

     (aa) Investment Company. The Company is not, and is not an affiliate of, an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

     (bb) Tax Status. Except as would not have a Material Adverse Effect, the Company (i) has made or filed all foreign, federal and state income and all other tax returns, reports and declarations required by any jurisdiction to which it is subject, (ii) has paid all taxes and other governmental assessments and charges that are material in amount, shown or determined to be due on such returns, reports and declarations, except those being contested in good faith and (iii) has set aside on its books provision reasonably adequate for the payment of all taxes for periods subsequent to the periods to which such returns, reports or declarations apply.

     (cc) Internal Accounting and Disclosure Controls. The Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management's general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset and liability accountability, (iii) access to assets or incurrence of liabilities is permitted only in accordance with management's general or specific authorization and (iv) the recorded accountability for assets and liabilities is compared with the existing assets and liabilities at reasonable intervals and appropriate action is taken with respect to any difference. The Company maintains "disclosure controls and procedures" (as such term is defined in Rule 13a-15 under the Exchange Act) that are effective in ensuring that information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported, within the time periods specified in the rules and forms of the SEC, including, without limitation, controls and procedures designed to ensure that information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is accumulated and communicated to the Company's management, including its principal executive officer or officers and its principal financial officer or officers, as appropriate, to allow timely decisions regarding required disclosure.

     (dd) Off Balance Sheet Arrangements. There is no transaction, arrangement, or other relationship between the Company and an unconsolidated or other off balance sheet entity that is required to be disclosed by the Company in the Company's SEC Filings and is not so disclosed or that otherwise would have a Material Adverse Effect.

     (ee) Subsidiaries. Other than as set forth on Schedule 4(ee), as of the Closing Date, the Company has no directly held subsidiary other than those listed on Exhibit 21 to the Company's Annual Report on Form 10 K for the year ended December

31, 2008. Except for its interest in Thermo No. 1 BE-01, LLC, the Company is the beneficial owner (and the Company or a subsidiary is the record owner) of all of the equity interests in the Company's subsidiaries and holds such equity interests free and clear of all encumbrances except as are imposed by applicable securities laws.

     (ff) Finders' Fees. Except for fees paid to CapStone Investments, which fees will be paid solely by the Company, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Company or any of its affiliates who might be entitled to any fee or commission from the Company or any of its affiliates in connection with the transactions contemplated hereby.

     (gg) Sarbanes-Oxley Act. The Company is in compliance in all material respects with any and all applicable requirements of the Sarbanes-Oxley Act of 2002 that are effective as of the date of the January 29, 2009 Agreement, and any and all applicable rules and regulations promulgated by the SEC thereunder that are effective as of the date of the January 29, 2009 Agreement.

     (hh) Anti-dilution Provisions. Except as set forth on Schedule 4(hh), there is no anti-dilution provision under any agreement to which the Company is party or to which any assets of the Company are subject that is or would become effective as a result of Fletcher and the Company fulfilling their obligations or exercising their rights under this Agreement, the Certificate of Rights and Preferences and the Warrant, including, without limitation, as a result of the Company's issuance of the Common Shares issuable hereunder and Fletcher's ownership of the Common Shares issuable hereunder.

5.	Registration Provisions.

(a) The Company will keep the Registration Statement continuously effective for so long as any Common Shares continues to be issuable hereunder, under the Certificate of Rights and Preferences, upon conversion or redemption of or as dividends under the Preferred Stock or upon exercise of the Warrant. In the event that the Company fails to maintain the effectiveness and availability of the Registration Statement at any time during the period described above, the Company will promptly provide notice thereof to Fletcher.

     (b) The Company will prepare and file with the SEC such amendments and supplements to, or replacements of, the Registration Statement and the prospectus used in connection with the Registration Statement (as so amended and supplemented from time to time, the "Prospectus") as may be necessary to comply with the provisions of the Securities Act with respect to the issuance of the Preferred Stock and all Common Shares.

     (c) The Company will cause all Common Shares to be listed on each securities exchange and quoted on each quotation service on which similar securities issued by the Company are then listed or quoted.

     (d) The Company will provide a transfer agent for all Common Shares and a CUSIP number for all Common Shares.

     (e) The Company will otherwise comply with all applicable rules and regulations of the SEC, FINRA and the New York Stock Exchange and any other exchange or quotation service on which the Common Stock are obligated to be listed or quoted under this Agreement.

     (f) In addition to any other remedies available to Fletcher under this Agreement, under the Warrant or at law or equity, if the Registration Statement is not available with respect to all Common Shares at any time during the period described in Section 5(a) (each, a "Registration Failure"), then the Company shall pay to Fletcher an amount determined as follows:

Number of Days During Which a
Registration Failure Shall Have Occurred
and Been Continuing	Amount of Payment

1 - 30 days	1.50% of the Amounts paid by Fletcher
under this Agreement and the Warrant
31 - 60 days	1.75% of the Amounts paid by Fletcher
under this Agreement and the Warrant
61 - 90 days	2.00% of the Amounts paid by Fletcher
under this Agreement and the Warrant
91 - 120 days	2.25% of the Amounts paid by Fletcher
under this Agreement and the Warrant
each thirty-day period thereafter	an amount equal to the product of (a) the
sum of (x) the percentage used in
determining the payment amount for the
immediately preceding 30-day period plus
(y) 0.25% and (b) the Amounts paid by
Fletcher under this Agreement and the
Warrant

The payment described above shall be made by wire transfer of immediately available funds no later than five (5) days after and excluding the earlier of (x) the date on which the Registration Failure shall have been cured and (y) the last day of each thirty (30)-day period described above. Separate payment shall be due for each thirty (30)-day period (or, in the event that the Registration Failure is cured, for the relevant portion thereof) and no credit shall be given for any payment made in any prior period. The Registration Failure shall be deemed to be continuing unless and until timely payment has been made under this Section 5(f).

     (g) The Company shall not grant any right of registration under the Securities Act relating to any of its securities to any Person other than Fletcher if such rights conflict with the rights of Fletcher under this Agreement.

6. Beneficial Ownership Limitation.

     (a) The Company shall not effect any conversion or redemption of the Preferred Stock or any exercise of the Warrant or any exercise of the Warrant issued to Fletcher by the Company on November 13, 2008 (the "2008 Warrant"), and Fletcher shall not have the right to convert or redeem any portion of the Preferred Stock or exercise any portion of the Warrant or the 2008 Warrant, to the extent the number of shares of Common Stock beneficially owned (calculated in accordance with Rule 13d-3 promulgated under the Exchange Act) by Fletcher immediately following such conversion, redemption or exercise would exceed the Maximum Number. The

"Maximum Number" shall initially equal Seven Million Eight Hundred Seventy Five Thousand One Hundred Ninety (7,875,190), and thereafter shall be automatically adjusted as follows:

     (i) Unless expressly waived in writing by Fletcher, the Company shall deliver to Fletcher on or before the tenth (10th) day of each calendar month commencing with the month of February 2010 a notice (an "Outstanding Share Notice") stating the aggregate number of shares of Common Stock outstanding as of the last day of the preceding month and the increase (an "Increase") or decrease (a "Decrease"), if any, in the aggregate number of shares of Common Stock from the number of shares reported on the preceding Outstanding Share Notice (or, in the case of the first Outstanding Share Notice, the number of shares of Common Stock outstanding as reported in Section 4(m)).

     (ii) If an Outstanding Share Notice reflects a Decrease, then upon delivery of such Outstanding Share Notice, the Maximum Number shall be deemed decreased such that the Maximum Number equals nine and nine tenths percent (9.90%) of the aggregate number of outstanding shares of Common Stock reported on such Outstanding Share Notice. If an Outstanding share Notice reflects an Increase, then on the sixty-fifth (65th) day after delivery of such Outstanding Share Notice, the Maximum Number shall be deemed increased such that the Maximum Number equals nine and nine tenths percent (9.90%) of the aggregate number of outstanding shares of Common Stock reported on such Outstanding Share Notice.

     (iii) The Maximum Number shall also be increased on the sixty-fifth (65th) day after Fletcher delivers a written notice (a "65 Day Notice") to the Company designating a greater Maximum Number. A 65-Day Notice may be given by Fletcher at any time and from time to time on one or more occurrences.

     (b) Any shares of Common Stock or other consideration (in the form of cash, securities or other assets per share of Common Stock issuable to a holder of shares of Common Stock in connection with a Change of Control) that would have been issued to Fletcher upon conversion or redemption of any Preferred Stock, or as dividends on the Preferred Stock or upon exercise of the Warrant or the 2008 Warrant but for one or more of the limitations contained in this Section 6 shall be deferred and shall be delivered to Fletcher promptly and in any event no later than three (3) Business Days after the date such limitations cease to restrict the issuance of such shares (whether due to an increase in the Maximum Number so as to permit such issuance, the disposition by Fletcher of shares of Common Stock or any other reason) unless Fletcher has withdrawn the applicable Conversion Notice or Redemption Notice (each as defined in the Certificate of Rights and Preferences) or Warrant Exercise Notice (as defined in the Warrant and the 2008 Warrant).

     (c) For the avoidance of doubt the shares of Common Shares issuable upon conversion or redemption of, or as dividends under, the Preferred Stock, and all other Common Shares issuable under the Certificate of Rights and Preferences, this Agreement or the Warrant shall not be considered in the determination of whether the 19.99% Limit (as defined in the 2008 Agreement) has been reached pursuant to the terms of that certain Agreement dated as of November 13, 2008, by and between Fletcher and the Company (the "2008 Agreement").

     (d) In the event of a Net Basis Settlement (as defined in the 2008 Warrant), the determination of whether the Maximum Number has been issued shall be made based on the number of shares of Common Stock actually issued in such Net Basis Settlement.

     (e) This Section 6 supersedes and replaces Section 6(b) of the 2008 Warrant in its entirety.

     7. Representations and Warranties of Fletcher. Fletcher hereby represents and warrants to CapStone and the Company on the Closing Date:

     (a) Fletcher has been duly incorporated and is validly existing under the laws of Bermuda.

     (b) The execution, delivery and performance of this Agreement by Fletcher have been duly authorized by all requisite corporate action and no further consent or authorization of Fletcher, its Board of Directors or its stockholders is required. This Agreement has been duly executed and delivered by Fletcher and, when duly authorized, executed and delivered by the Company, will be a valid and binding agreement enforceable against Fletcher in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights generally and to general principles of equity.

     (c) Fletcher understands that no United States federal or state agency has passed on, reviewed or made any recommendation or endorsement of the Investment Securities.

     8. Guarantee of Performance. The Company shall guarantee the performance of CapStone of the delivery of the Preferred Stock and the Warrant to Fletcher on the Closing Date and all other obligations owed by CapStone to Fletcher hereunder.

9. Covenants of the Company. The Company covenants and agrees with

Fletcher as follows:

     (a) For so long as Fletcher owns or has the right to purchase any Investment Securities and for a period of one (1) year thereafter, the Company will use its best efforts to (i) maintain the effectiveness of the Registration Statement; (ii) maintain the eligibility of the Common Stock for listing on the NYSE or any National Exchange; (iii) regain the eligibility of the Common Stock for listing or quotation on all markets and exchanges in the event that the Common Stock is delisted by any applicable market or exchange; (iv) obtain a listing on a National Exchange if the Common Stock is delisted by the NYSE; and (v) cause the representations and warranties contained in Section 4 to be and remain true and correct, except those representations and warranties which address matters only as of a particular date, which shall be true and correct as of such date.

     (b) If a Restatement (as defined in the Certificate of Rights and Preferences) occurs, the Company shall deliver to Fletcher a Restatement Notice within three (3) Business Days of such Restatement.

     (c) The Company will provide Fletcher with a reasonable opportunity, which shall not be less than one (1) full Business Day, to review and comment on any public disclosure by the Company of information regarding this Agreement and the transactions contemplated hereby, before such public disclosure.

     (d) The Company will make all filings required by law with respect to the transactions contemplated hereby.

     (e) The Company will comply with the terms and conditions of the Certificate of Rights and Preferences and the Warrant.

     (f) For so long as Fletcher owns any Investment Securities, within five (5) Business Days after the filing of each of its quarterly reports on Form 10-Q with the SEC, the Company shall deliver to Fletcher a certificate of the Chief Executive Officer and Chief Financial Officer of the Company stating that, based on their knowledge, the final consolidated unaudited financial statements including the footnotes thereto contained therein fairly present in all material respects the financial condition in conformity with accounting principles generally accepted in the United States, results of operations and cash flows of the Company as of and for the periods presented therein.

     (g) The Company shall use its commercially reasonable efforts to cause the Common Shares to be eligible for book-entry transfer through The Depository Trust Company (or any successor thereto) as soon as practicable after the date of the January 29, 2009 Agreement and thereafter to use its commercially reasonable efforts to maintain such eligibility.

     (h) The Company shall at all times reserve for issuance such number of its shares of Common Stock as shall from time to time be sufficient to satisfy its obligation to deliver such shares under this Agreement, the Certificate of Rights and Preferences and the Warrant.

     (i) Unless expressly waived by Fletcher, the Company shall deliver an Outstanding Share Notice to Fletcher on or before the tenth (10th) day of any calendar month for which an Outstanding Share Notice is required to be delivered pursuant to Section 6(b).

     (j) The Company shall cooperate in good faith to assist with any assignment, pledge, hypothecation or transfer of the Investment Securities, including without limitation making its representatives available for discussions with lenders and assignees and promptly processing requests to retitle the Investment Securities.

     10. Change of Control. In the event of a Change of Control, Fletcher shall have the rights set forth in the Warrant and the Certificate of Rights and Preferences regarding Changes of Control in addition to the rights contained in this Agreement. The Company agrees that it will not enter into an agreement with an Acquiring Person resulting in a Change of Control unless such agreement expressly obligates the Acquiring Person to assume all of the Company's obligations under this Agreement, the Certificate of Rights and Preferences and the Warrant. On or before the date an agreement is entered into with an Acquiring Person resulting in a Change of Control, the Company shall deliver to Fletcher written notice that the Acquiring Person has agreed to assume such obligations and regardless of whether such express assumption occurs or if no such agreement exists, the Acquiring Person shall be bound. The Company shall provide Fletcher with written notice of any proposed transaction resulting in a Change of Control as soon as the existence of such proposed transaction is made public by any Person. Thereafter, the Company shall notify Fletcher promptly of any material developments with respect to such transaction, including advance notice at least ten (10) Business Days before the date such transaction is expected to become effective.

     (a) "Change of Control" means (a) acquisition of the Company by means of merger or other form of corporate reorganization in which outstanding shares of the Company are exchanged for securities or other consideration issued, or caused to be issued, by the Acquiring Person or its parent, Subsidiary or Affiliate (each as defined in Rule 12b-2 of the Exchange Act), other than a restructuring by the Company where outstanding shares of the Company are exchanged for shares of the Acquiring Person on a one-for-one basis and, immediately following the exchange, former stockholders of the Company own all of the outstanding shares of the Acquiring Person on the same pro rata basis as prior to the exchange, (b) a sale or other disposition of all or substantially all of the assets of the Company (on a consolidated basis) in a single transaction or series of related transactions, (c) any tender offer, exchange offer, stock purchase or other transaction or series of related transactions by or involving the Company in which the power to cast the majority of the eligible votes at a meeting of the Company's stockholders at which directors are elected is transferred to a single entity or group acting in concert, or (d) a capital reorganization or reclassification of the Common Stock or other securities (other than a reorganization or reclassification in which the Common Stock or other securities are not converted into or exchanged for cash or other property, and, immediately after consummation of such transaction, the stockholders of the Company immediately prior to such transaction own the Common Stock, other securities or other voting stock of the Company in substantially the same proportions relative to each other as such stockholders owned immediately prior to such transaction).

Notwithstanding anything contained herein to the contrary, the change in the state of incorporation of the Company shall not in and of itself constitute a Change of Control.

     (b) "Acquiring Person" means, in connection with any Change of Control any of the following, at Holder's election, (a) the continuing or surviving Person of a consolidation or merger with the Company (if other than the Company), (b) the transferee of all or substantially all of the properties or assets of the Company, (c) the corporation consolidating with or merging into the Company in a consolidation or merger in connection with which the Common Stock is changed into or exchanged for stock or other securities of any other Person or cash or any other property, (d) the entity or group acting in concert acquiring or possessing the power to cast the majority of the eligible votes at a meeting of the Company's stockholders at which directors are elected, or, (e) in the case of a capital reorganization or reclassification, the Company, or (f) at Fletcher's election, any Person that (i) controls the Acquiring Person directly or indirectly through one or more intermediaries, (ii) is required to include the Acquiring Person in the consolidated financial statements contained in such Person's Annual Report on Form 10-K (if such Person is required to file such a report) or would be required to so include the Acquiring Person in such Person's consolidated financial statements if they were prepared in accordance with U.S. GAAP and (iii) is not itself included in the consolidated financial statements of any other Person (other than its consolidated subsidiaries).

     11. Waiver of Certain Payments. Effective upon the Closing, Fletcher hereby waives payment by the Company of an aggregate amount equal to One Million Forty Four Thousand Five Hundred Thirty One Dollars ($1,044,531), which amount is presently due and payable by the Company to Fletcher in accordance with the terms of Sections 5(i) and 20(e) of the 2008 Agreement.

12.	[Intentionally Omitted].

13.	Conditions Precedent to Fletcher's Obligations. The obligations of

Fletcher hereunder are subject to the performance by the Company of its obligations hereunder and to the satisfaction of the following additional conditions precedent, unless expressly waived in writing by Fletcher:

     (a) On the Closing Date, (i) the representations and warranties made by the Company in this Agreement shall be true and correct, except those representations and warranties which address matters only as of a particular date, which shall be true and correct as of such date; (ii) the Company shall have complied fully with all of the covenants and agreements in this Agreement required to be performed on or before such Closing Date; and (iii) Fletcher shall have received a certificate of the Chief Executive Officer and the General Counsel of the Company dated such date confirming (i) and (ii).

     (b) On the Closing Date, the Company shall have delivered to Fletcher an opinion of Sichenzia Ross Friedman Ference, LLP, reasonably satisfactory to Fletcher, dated the date of delivery, confirming in substance the matters covered by paragraphs (a), (b), (c), (d), (e), (f), (g), and the first sentence of paragraph (l) of Section 4 hereof.

     (c) The Registration Statement shall be available with respect to all Common Shares, and shall be and have been effective from and after the date of the January 29, 2009 Agreement through and including the Closing Date.

     (d) A Prospectus in form and substance reasonably satisfactory to Fletcher shall have been filed on or before the date that is one Business Day prior to the Closing Date.

     (e) From and after the date of the January 29, 2009 Agreement through and including the Closing Date, all Common Shares issued and issuable hereunder, upon conversion or redemption of, or as dividends under, the Preferred Stock and under the Warrant shall be, and have been, duly listed and admitted for trading on the NYSE.

     (f) From and after the date of the January 29, 2009 Agreement through and including the Closing Date, there shall not have been a Restatement (as defined in the Certificate of Rights and Preferences).

     (g) On or before the Closing Date, the Company shall have filed with the Delaware Secretary of State the Certificate of Rights and Preferences.

For the avoidance of doubt, Fletcher may waive or refuse to waive any of the foregoing conditions in its sole discretion with respect to either Closing without being obligated to waive or refuse to waive any of the foregoing conditions with respect to the other Closing.

     14. Conditions Precedent to the Company's Obligations. The obligations of the Company hereunder are subject to the performance by Fletcher of its obligations hereunder and to the satisfaction (unless expressly waived in writing by the Company) of the additional conditions precedent that, on the Closing Date: (i) the representations and warranties made by Fletcher in this Agreement shall be true and correct; (ii) Fletcher shall have complied fully with all the covenants and agreements in this Agreement; and (iii) the Company shall have received on each such date a certificate of an appropriate officer of Fletcher dated such date confirming (i) and (ii). For the avoidance of doubt, the Company may waive or refuse to waive any of the foregoing conditions in its sole discretion with respect to either Closing without being obligated to waive or refuse to waive any of the foregoing conditions with respect to the other Closing.

     15. Fees and Expenses. Each of Fletcher and the Company agrees to pay its own expenses incident to the performance of its obligations hereunder, including, but not limited to the fees, expenses and disbursements of such party's counsel, except as is otherwise expressly provided in this Agreement. Notwithstanding the foregoing, the Company shall pay all fees and expenses associated with the filing of any Registration Statement, including, without limitation, all fees and expenses associated with any FINRA filing, if applicable.

16.	Non-Performance.

(a) By the Company or CapStone. If the Company, at any time, shall fail to deliver the shares of Preferred Stock required to be delivered pursuant to this Agreement or the Warrant or the shares of Common Stock upon redemption or conversion of, or dividends on, the Preferred Stock pursuant to the Certificate of Rights and Preferences, or CapStone shall fail to deliver to Fletcher the shares of Preferred Stock required to be delivered pursuant to this Agreement, in each case in accordance with the terms and conditions of this Agreement, the Certificate of Rights and Preferences or the Warrant, as the case may be, for any reason other than the failure of any condition precedent to the Company's obligations hereunder or the failure by Fletcher to comply with its obligations hereunder, then the Company shall (without limitation to Fletcher's other remedies at law or in equity):

     (i) indemnify and hold Fletcher harmless against any loss, claim or damage arising from or as a result of such failure by the Company (regardless of whether any of the foregoing results from a third-party claim or otherwise); and

     (ii) reimburse Fletcher for all of its reasonable out-of-pocket expenses, including fees and disbursements of its counsel, incurred by Fletcher in connection with this Agreement, the Certificate of Rights and Preferences, the Warrant and the transactions contemplated herein and therein (regardless of whether any of the foregoing results from a third-party claim or otherwise).

     (b) By Fletcher. If Fletcher, at any time, shall fail to purchase the shares of Preferred Stock of the Company required to be purchased pursuant to this Agreement or the Warrant, in accordance with the terms and conditions of this Agreement or the Warrant, as the case may be, for any reason other than the failure of any condition precedent to Fletcher's obligations hereunder or the failure by the Company to comply with its obligations hereunder, then Fletcher shall (without limitation to Company's other remedies at law or in equity):

     (i) indemnify and hold the Company harmless against any loss, claim or damage arising from or as a result of such failure by Fletcher (regardless of whether any of the foregoing results from a third-party claim or otherwise); and

     (ii) reimburse the Company for all of its reasonable out-of-pocket expenses, including fees and disbursements of its counsel, incurred by Company in connection with this Agreement, the Warrant and the transactions contemplated herein and therein (regardless of whether any of the foregoing results from a third-party claim or otherwise).

17.	Indemnification.

(a) Indemnification of Fletcher. The Company hereby agrees to indemnify Fletcher and each of its officers, directors, employees, consultants, agents, attorneys, accountants and affiliates and each Person that controls (within the meaning of Section 20 of the Exchange Act) any of the foregoing Persons (each a "Fletcher Indemnified Party") against any claim, demand, action, liability, damages, loss, cost or expense (including, without limitation, reasonable legal fees and expenses incurred by such Fletcher Indemnified Party in investigating or defending any such proceeding or potential proceeding and regardless of whether the foregoing results from a third party claim or otherwise) (all of the foregoing, including associated costs and expenses being referred to herein as a "Proceeding"), that it may incur in connection with any of the transactions contemplated hereby arising out of or based upon:

     (i) any untrue or alleged untrue statement of a material fact in a SEC Filing by the Company or any of its affiliates or any Person acting on its or their behalf or omission or alleged omission to state therein any material fact necessary in order to make the statements, in the light of the circumstances under which they were made, not misleading by the Company or any of its affiliates or any Person acting on its or their behalf;

     (ii) any of the representations or warranties made by the Company herein being untrue or incorrect at the time such representation or warranty was made;

     (iii) any breach or non-performance by the Company of any of its covenants, agreements or obligations under this Agreement, the Certificate of Rights and Preferences and the Warrant; and

     (iv) any breach or non-performance by CapStone of any of its obligations under this Agreement;

provided, however, that the foregoing indemnity shall not apply to any Proceeding to the extent that it arises out of, or is based upon, the gross negligence or willful misconduct of Fletcher in connection therewith.

     (b) Company Indemnification of Capstone. The Company hereby agrees to indemnify Capstone and each of its officers, directors, employees, consultants, agents, attorneys, accountants and affiliates and each Person that controls (within the meaning of Section 20 of the Exchange Act) any of the foregoing Persons (each a "Capstone Indemnified Party") against any claim, demand, action, liability, damages, loss, cost or expense (including, without limitation, reasonable legal fees and expenses incurred by such Capstone Indemnified Party in investigating or defending any Proceeding, that it may incur in connection with any of the transactions contemplated hereby arising out of or based upon:

     (i) any untrue or alleged untrue statement of a material fact in a SEC Filing by the Company or any of its affiliates or any Person acting on its or their behalf or omission or alleged omission to state therein any material fact necessary in order to make the statements, in the light of the circumstances under which they were made, not misleading by the Company or any of its affiliates or any Person acting on its or their behalf;

     (ii) any of the representations or warranties made by the Company herein being untrue or incorrect at the time such representation or warranty was made; and

     (iii) any breach or non-performance by the Company of any of its covenants, agreements or obligations under this Agreement, the Certificate of Rights and Preferences and the Warrant;

provided, however, that the foregoing indemnity shall not apply to any Proceeding to the extent that it arises out of, or is based upon, the gross negligence or willful misconduct of Capstone in connection therewith.

     (c) Indemnification of the Company. Fletcher hereby agrees to indemnify the Company and each of its officers, directors, employees, consultants, agents, attorneys, accountants and affiliates and each Person that controls (within the meaning of Section 20 of the Exchange Act) any of the foregoing Persons against any Proceeding, that it may incur in connection with any of the transactions contemplated hereby arising out of or based upon:

     (i) any untrue or alleged untrue statement of a material fact included in an SEC filing by the Company with the express written consent of Fletcher therefor by Fletcher or any of its affiliates or any Person acting on its or their behalf or omission or alleged omission to state any such material fact necessary in order to make the statements, in the light of the circumstances under which they were made, not misleading by Fletcher or any of its affiliates or any Person acting on its or their behalf;

     (ii) any of the representations or warranties made by Fletcher herein being untrue or incorrect at the time such representation or warranty was made; and

     (iii) any breach or non-performance by Fletcher of any of its covenants, agreements or obligations under this Agreement;

provided, however, that the foregoing indemnity shall not apply to any Proceeding to the extent that it arises out of, or is based upon, the gross negligence or willful misconduct of the Company in connection therewith.

(d)	Conduct of Claims.

(i) Whenever a claim for indemnification shall arise under this

Section 17, the party seeking indemnification (the "Indemnified Party"), shall notify the party from whom such indemnification is sought (the "Indemnifying Party") in writing of the Proceeding and the facts constituting the basis for such claim in reasonable detail;

     (ii) Such Indemnifying Party shall have the right to retain the counsel of its choice in connection with such Proceeding and to participate at its own expense in the defense of any such Proceeding; provided, however, that counsel to the Indemnifying Party shall not (except with the consent of the relevant Indemnified Party) also be counsel to such Indemnified Party. In no event shall the Indemnifying Party be liable for fees and expenses of more than one counsel (in addition to any local counsel) separate from its own counsel for all Indemnified Parties in connection with any one action or separate but similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances; and

     (iii) No Indemnifying Party shall, without the prior written consent of the Indemnified Parties (which consent shall not be unreasonably withheld), settle or compromise or consent to the entry of any judgment with respect to any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever in respect of which indemnification could be sought under this Section 17 unless such settlement, compromise or consent (A) includes an unconditional release of each Indemnified Party from all liability arising out of such litigation, investigation, proceeding or claim and (B) does not include a statement as to or an admission of fault, culpability or a failure to act by or on behalf of any Indemnified Party.

     18. Survival of the Representations, Warranties, etc. The respective representations, warranties, and agreements made herein by or on behalf of the parties hereto shall remain in full force and effect, regardless of any investigation made by or on behalf of the other party to this Agreement or any officer, director or employee of, or Person controlling or under common control with, such party and will survive delivery of and payment for any Investment Securities issuable hereunder.

     19. Notices. All communications hereunder shall be in writing and delivered as set forth below.

     (a) If sent to Fletcher, all communications will be deemed delivered: if delivered by hand, on the day received by Fletcher; if sent by reputable overnight courier, on the next Business Day; and if transmitted by facsimile to Fletcher, on the date transmitted (provided such facsimile is later confirmed), in each case to the address set forth in Annex B hereto (unless otherwise notified in writing of a substitute address).

     (b) If sent to the Company, all communications will be deemed delivered: if delivered by hand, on the day received by the Company; if sent by reputable overnight courier, on the next Business Day; and if transmitted by facsimile to the Company, on the date transmitted (provided such facsimile is later confirmed), in each case to the following address (unless otherwise notified in writing of a substitute address):

Raser Technologies, Inc. 5152 North Edgewood Drive Suite 375 Provo, Utah 84604 Attention: Chief Financial Officer

with a copy to (which copy shall not constitute notice):

Sichenzia Ross Friedman Ference, LLP 61 Broadway 32nd. Floor New York, NY 10006

     (c) If sent to CapStone, all communications will be deemed delivered: if delivered by hand, on the day received by CapStone; if sent by reputable overnight courier, on the next Business Day; and if transmitted by facsimile to CapStone, on the date transmitted (provided such facsimile is later confirmed), in each case to the following address (unless otherwise notified in writing of a substitute address):

CapStone Investments 789 N. Water St. Suite 444 Milwaukee, WI 53202

with a copy to (which copy shall not constitute notice):

Sichenzia Ross Friedman Ference, LLP 61 Broadway 32nd. Floor New York, NY 10006

     (d) To the extent that any funds shall be delivered to the Company by wire transfer, unless otherwise instructed by Capstone, such funds should be delivered in accordance with the wire instructions set forth in Annex C.

     (e) If the Company does not agree and acknowledge the delivery of any Warrant Exercise Notice (as defined in the Warrant), in each case by 5:00 PM, New York time, on the Business Day following the date of delivery of such notice, such non-response by the Company shall be deemed to be agreement and acknowledgment by the Company with the terms of such notice.

20.	Miscellaneous.

(a) The parties may execute and deliver this Agreement as a single document or in any number of counterparts, manually, by facsimile or by other electronic means, including contemporaneous xerographic or electronic reproduction by each party's respective attorneys. Each counterpart shall be an original, but a single document or all counterparts together shall constitute one instrument that shall be the agreement.

     (b) This Agreement will inure to the benefit of and be binding upon the parties hereto, their respective successors and assigns and, with respect to Section 17 hereof, will inure to the benefit of their respective officers, directors, employees, consultants, agents, attorneys, accountants and affiliates and each Person that controls (within the meaning of Section 20 of the Exchange Act) any of the foregoing Persons, and no other Person will have any right or obligation hereunder. The Company may not assign this Agreement. Notwithstanding anything to the contrary in this Agreement, Fletcher may assign, pledge, hypothecate or transfer any of the rights and associated obligations contemplated by this Agreement (including, but not limited to, the Investment Securities), in whole or in part, at its sole discretion (including, but not limited to, assignments, pledges, hypothecations and transfers in connection with financing, derivative or hedging transactions with respect to this Agreement and the Investment Securities), provided, that, any such assignment, pledge, hypothecation or transfer must comply with applicable federal and state securities laws. No Person acquiring Common Stock from Fletcher pursuant to a public market purchase will thereby obtain any of the rights contained in this Agreement. This Agreement together with the Warrant and the Certificate of Rights and Preferences constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties hereto with respect to the subject matter of this Agreement. Except as provided in this Section 20(b), this Agreement is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

     (c) This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of New York, and each of the parties hereto hereby submits to the exclusive jurisdiction of any state or federal court in New York City, New York and any court hearing any appeal therefrom, over any suit, action or proceeding against it arising out of or based upon this Agreement (a "Related Proceeding"). Each of the parties hereto hereby waives any objection to any Related Proceeding in such courts whether on the grounds of venue, residence or domicile or on the ground that the Related Proceeding has been brought in an inconvenient forum.

     (d) Each party represents and acknowledges that, in the negotiation and drafting of this Agreement and the other instruments and documents required or contemplated hereby, it has been represented by and relied upon the advice of counsel of its choice. Each party hereby affirms that its counsel has had a substantial role in the drafting and negotiation of this Agreement and such other instruments and documents. Therefore, each party agrees that no rule of construction to the effect that any ambiguities are to be resolved against the drafter shall be employed in the interpretation of this Agreement and such other instruments and documents.

     (e) Without prejudice to other rights or remedies hereunder (including any specified interest rate), and except as otherwise expressly set forth herein, interest shall be due on any amount that is due pursuant to this Agreement, or the Certificate of Rights and Preferences or the Warrant and has not been paid when due (or the cash equivalent of Preferred Stock which the Company fails to deliver as required by the terms of this Agreement or the Warrant or of shares of Common Stock which the Company fails to deliver upon redemption or conversion of the Preferred Stock pursuant to the

Certificate of Rights and Preferences), calculated for the period from and including the due date to but excluding the date on which such amount is paid at the greater of (i) twelve percent (12%) or (ii) the prime rate of U.S. money center banks as published in The Wall Street Journal (or if The Wall Street Journal does not exist or publish such information, then the average of the prime rates of three (3) U.S. money center banks agreed to by the parties) plus nine percent (9%) or such lesser amount as is permitted under applicable usury or other law.

     (f) Each of Fletcher, CapStone and the Company stipulate that the remedies at law of the parties hereto in the event of any default or threatened default by either party in the performance of or compliance with any of the terms of this Agreement, the Warrant or the Certificate of Rights and Preferences are not and will not be adequate and that, to the fullest extent permitted by law, such terms may be specifically enforced by a decree for the specific performance of any agreement contained herein or by an injunction against a violation of any of the terms hereof or otherwise.

     (g) Any and all remedies set forth in this Agreement, the Certificate of Rights and Preferences and the Warrant: (i) shall be in addition to any and all other remedies the parties may have at law or in equity, (ii) shall be cumulative, and (iii) may be pursued successively or concurrently as each of Fletcher and the Company may elect. The exercise of any remedy by any party shall not be deemed an election of remedies or preclude such party from exercising any other remedies in the future.

     (h) The Company agrees that the parties have negotiated in good faith and at arms' length concerning the transactions contemplated herein, and that CapStone and Fletcher would not have agreed to the terms of this Agreement without each and every of the terms, conditions, protections and remedies provided herein, in the Certificate of Rights and Preferences and in the Warrant. Except as specifically provided otherwise in this Agreement, the Certificate of Rights and Preferences and the Warrant, the Company's obligations to indemnify and hold CapStone and Fletcher harmless in accordance with Section 17 of this Agreement are obligations of the Company that the Company promises to pay to Fletcher when and if they become due. The Company shall record any such obligations on its books and records in accordance with U.S. generally accepted accounting principles.

     (i) This Agreement may be amended, modified or supplemented in any and all respects, but only by a written instrument signed by Fletcher and the Company expressly stating that such instrument is intended to amend, modify or supplement this Agreement. Notwithstanding anything herein to the contrary, no amendment, modification or supplement which adversely impacts the rights or obligations of CapStone under this Agreement shall be effective without the consent of CapStone.

     (j) Each of the parties will cooperate with the others and use its best efforts to prepare all necessary documentation, to effect all necessary filings, and to obtain all necessary permits, consents, approvals and authorizations of all governmental bodies and other third-parties necessary to consummate the transactions contemplated by this Agreement.

     (k) For purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires: (i) the terms defined in this Agreement have the meanings assigned to them in this Agreement and include the plural as well as the singular, and the use of any gender herein shall be deemed to include the other gender and neuter gender of such term; (ii) accounting terms not otherwise defined herein have the meanings assigned to them in accordance with U.S. generally accepted accounting principles; (iii) references herein to "Articles", "Sections", "Subsections", "Paragraphs" and other subdivisions without reference to a document are to designated Articles, Sections, Subsections, Paragraphs and other subdivisions of this Agreement, unless the context shall otherwise require; (iv) a reference to a Subsection without further reference to a Section is a reference to such Subsection as contained in the same Section in which the reference appears, and this rule shall also apply to Paragraphs and other subdivisions; (v) the words "herein", "hereof", "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular provision; (vi) the term "include" or "including" shall mean without limitation; (vii) the table of contents to this Agreement and all section titles or captions contained in this Agreement or in any Schedule or Annex hereto or referred to herein are for convenience only and shall not be deemed a part of this Agreement and shall not affect the meaning or interpretation of this Agreement; (viii) any agreement, instrument or statute defined or referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statues and references to all attachments thereto and instruments incorporated therein; and (ix) references to a Person are also to its permitted successors and assigns and, in the case of an individual, to his or her heirs and estate, as applicable.

     (l) If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. If the final judgment of a court of competent jurisdiction or other authority declares that any term or provision hereof is invalid, void or unenforceable, the parties agree that the court making such determination shall have the power to reduce the scope, duration, area or applicability of the term or provision, to delete specific words or phrases, or to replace any invalid, void or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

(m) Time shall be of the essence in this Agreement.

     (n) All dollar ($) amounts set forth herein and in the Warrant refer to United States dollars. All payments hereunder and thereunder will be made in lawful currency of the United States of America.

     (o) Notwithstanding anything herein to the contrary, all measurements and references related to share prices and share numbers herein will be, in each instance, appropriately adjusted for stock splits, recombinations, stock dividends and the like.

[SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement, all as of the date first set forth above.

RASER TECHNOLOGIES, INC.

By: /s/ Kraig T. Higginson Name: Kraig T. Higginson Title: Chairman

CAPSTONE INVESTMENTS

By: /s/ Jason Diamond Name: Jason Diamond Title: Principal

FLETCHER INTERNATIONAL, LTD., by its duly authorized investment advisor, FLETCHER ASSET MANAGEMENT, INC.

By: /s/ Peter Zayfert Name: Peter Zayfert Title: Authorized Signatory

By: /s/ Stewart Turner Name: Stewart Turner Title: Authorized Signatory

SIGNATURE PAGE TO AGREEMENT

- i -

SCHEDULE OF ANNEXES
ANNEX A:	FORM OF CERTIFICATE OF RIGHTS AND PREFERENCES	A-1
ANNEX B:	NOTICE ADDRESS	B-1
ANNEX C:	COMPANY WIRE INSTRUCTIONS	C-1
ANNEX D:	FORM OF PREFERRED STOCK CONVERSION NOTICE	D-1
ANNEX E: FORM OF PREFERRED STOCK CONVERSION DELIVERY NOTICE		E-1
ANNEX F: FORM OF PREFERRED STOCK REDEMPTION NOTICE		F-1
ANNEX G:	FORM OF PREFERRED STOCK REDEMPTION DELIVERY NOTICE	G-1
ANNEX H:	FORM OF ELECTION NOTICE	D-1

SCHEDULES
SCHEDULE 4(EE): SUBSIDIARIES
SCHEDULE 4(HH): ANTIDILUTION RIGHTS

INDEX
		Page
Acquiring Person		16
Agreement		1
Business Day		2
Certificate of Rights and Preferences		1
Change of Control		16
Closing		1
Closing Date		1
Common Shares		1
Company		1
Environmental Laws		9
Exchange Act		2
FINRA		4
Fletcher		1
Fletcher Indemnified Party		19
Hazardous Materials		9
Indemnified Party		20
Indemnifying Party		20
Intellectual Property Rights		9
Investment Securities		2
National Exchange		5
NYSE		2
Person		5
Preferred Stock		1
Proceeding		19
Related Proceeding		22
SEC		5
SEC Filing		5
Securities Act		3

- ii -
322940.13-Palo Alto Server 1A - MSW

Solvent	7
Warrant	1

- iii -

322940.13-Palo Alto Server 1A - MSW

ANNEX A

[FORM OF CERTIFICATE OF RIGHTS AND PREFERENCES]

A-1

322940.13-Palo Alto Server 1A - MSW

ANNEX B

NOTICE ADDRESS Fletcher International, Ltd. c/o Appleby Services (Bermuda) Ltd. Canon's Court 22 Victoria Street PO Box HM 1179 Hamilton HM EX Bermuda

with copies to (which copies shall not constitute notice):

Fletcher International, Ltd. c/o Fletcher Asset Management, Inc. 48 Wall Street New York, NY 10005 Skadden, Arps, Slate, Meagher & Flom LLP 525 University Avenue Palo Alto, CA 94301

B-1

ANNEX C

WIRE INSTRUCTIONS

C-1

322940.13-Palo Alto Server 1A - MSW

ANNEX D

[FORM OF PREFERRED STOCK CONVERSION NOTICE]

[date]

Raser Technologies, Inc. 5152 North Edgewood Drive Suite 375 Provo, Utah 84604 Attention: Chief Financial Officer

Ladies and Gentlemen:

     Reference is made to the Amended and Restated Agreement (the "Agreement") dated as of February 3, 2010 by and among Raser Technologies, Inc. (the "Company"), Cap Stone Investments and Fletcher International, Ltd. ("Fletcher"). Capitalized terms not otherwise defined herein shall have the meanings ascribed thereto in the Agreement.

     Fletcher hereby elects to convert
_________
shares of Series A-1 Preferred Stock into [
_______
] shares of Common Stock at the Conversion Price (as defined in the Certificate of Rights and Preferences). In accordance with Section 6 of the Certificate of Rights and

Preferences, such shares of Common Stock shall be delivered to Fletcher [in uncertificated form by book-entry transfer][in certificated form at the address specified below:

[Custodian] [Address] Attention: [ ______________ ] Telephone: [ ____________ ]1]

1 Fletcher to provide custodian information.

D-1

FLETCHER INTERNATIONAL, LTD., by its duly authorized investment advisor, FLETCHER ASSET MANAGEMENT, INC.

By: Name: Title:

By: Name: Title:

AGREED AND ACKNOWLEDGED: RASER TECHNOLOGIES, INC.

By: Name: Title:

D-2

ANNEX E

[FORM OF PREFERRED STOCK CONVERSION DELIVERY NOTICE]

[date]

Fletcher International, Ltd. c/o Appleby Services (Bermuda) Ltd. Canon's Court 22 Victoria Street PO Box HM 1179 Hamilton HM EX Bermuda Ladies and Gentlemen:

     Reference is made to the Amended and Restated Agreement (the "Agreement") dated as of February 3, 2010 by and among Raser Technologies, Inc. (the "Company"), Cap Stone Investments and Fletcher International, Ltd. ("Fletcher"). Capitalized terms not otherwise defined herein shall have the meanings ascribed thereto in the Agreement.

     This notice confirms that
_________
shares of Series A-1 Preferred Stock have been converted by Fletcher into
________
shares of Common Stock at the Conversion Price (as defined in the Certificate of Rights and Preferences). [If the shares are being delivered by book entry transfer, insert the following – Such shares of Common Stock have been delivered to [the Holder] in uncertificated form by book-entry transfer.][If the shares are being delivered in physical form to the holder, insert the following – Attached are copies of the front and back of the ____ original stock certificates, each representing
______
shares of Common Stock, together with a copy of the overnight courier air bill which will be used to ship such stock certificates. We will send the original stock certificates by overnight courier to the following address:

[Custodian] [Address] Attention: [ ______________ ] Telephone: [ ____________ ][2]

2 Fletcher to provide custodian information.

with a copy to:

Fletcher International, Ltd. c/o Fletcher Asset Management, Inc. 48 Wall Street New York, NY 10005

     [If Preferred Stock certificates tendered by Fletcher are not being fully converted, insert the following – Also attached are copies of the front and back of the original stock certificate representing
______
shares of Series A-1 Preferred Stock, representing the unconverted portion of the tendered Series A-1 Preferred Stock certificates, together with a copy of the overnight courier air bill which will be used to ship such stock certificate. We will send the original stock certificate by overnight courier to [
________
] at the address set forth in the previous paragraph.]

RASER TECHNOLOGIES, INC.

By: Name: Title:

With a copy to:

Fletcher International, Ltd. c/o Fletcher Asset Management, Inc. 48 Wall Street New York, NY 10005 Skadden, Arps, Slate, Meagher & Flom LLP 525 University Avenue Palo Alto, CA 94301

ANNEX F

[FORM OF PREFERRED STOCK REDEMPTION NOTICE]

[date]

Raser Technologies, Inc. 5152 North Edgewood Drive Suite 375 Provo, Utah 84604 Attention: Chief Financial Officer Ladies and Gentlemen:

     Reference is made to the Amended and Restated Agreement (the "Agreement") dated as of February 3, 2010 by and among Raser Technologies, Inc. (the "Company"), Cap Stone Investments and Fletcher International, Ltd. ("Fletcher"). Capitalized terms not otherwise defined herein shall have the meanings ascribed thereto in the Agreement.

     Fletcher hereby elects to redeem
_________
shares of Series A-1 Preferred Stock into [
_______
] shares of Common Stock at a Redemption Price equal to [
________
]. In accordance with Section 6 of the Certificate of Rights and Preferences, such shares of Common Stock shall be delivered to Fletcher [in uncertificated form by book-entry transfer][in certificated form at the address specified below:

[Custodian] [Address] Attention: [ ______________ ] Telephone: [ ____________ ]3]

3 Fletcher to provide custodian information.

FLETCHER INTERNATIONAL, LTD., by its duly authorized investment advisor, FLETCHER ASSET MANAGEMENT, INC.

By: Name: Title:

By: Name: Title:

AGREED AND ACKNOWLEDGED: RASER TECHNOLOGIES, INC.

By: Name: Title:

ANNEX G

[FORM OF PREFERRED STOCK REDEMPTION DELIVERY NOTICE]

[date]

Fletcher International, Ltd. c/o Appleby Services (Bermuda) Ltd. Canon's Court 22 Victoria Street PO Box HM 1179 Hamilton HM EX Bermuda Ladies and Gentlemen:

     Reference is made to the Amended and Restated Agreement (the "Agreement") dated as of February 3, 2010 by and among Raser Technologies, Inc. (the "Company"), Cap Stone Investments and Fletcher International, Ltd. ("Fletcher"). Capitalized terms not otherwise defined herein shall have the meanings ascribed thereto in the Agreement.

     This notice confirms that
_________
shares of Series A-1 Preferred Stock have been redeemed by Fletcher into
________
shares of Common Stock at a Redemption Price equal to [
________
]. [If the shares are being delivered by book entry transfer, insert the following –

Such shares of Common Stock have been delivered to [the Holder] in uncertificated form by book-entry transfer.][If the shares are being delivered in physical form to the holder, insert the following – Attached are copies of the front and back of the ____ original stock certificates, each representing
______
shares of Common Stock, together with a copy of the overnight courier air bill which will be used to ship such stock certificates. We will send the original stock certificates by overnight courier to the following address:

[Custodian] [Address] Attention: [ ______________ ] Telephone: [ ____________ ][4]

with a copy to:

Fletcher International, Ltd. c/o Fletcher Asset Management, Inc. 48 Wall Street New York, NY 10005

4 Fletcher to provide custodian information.

     [If Preferred Stock certificates tendered by Fletcher are not being fully redeemed, insert the following – Also attached are copies of the front and back of the original stock certificate representing
______
shares of Series A-1 Preferred Stock, representing the unredeemed portion of the tendered Series A-1 Preferred Stock certificates, together with a copy of the overnight courier air bill which will be used to ship such stock certificate. We will send the original stock certificate by overnight courier to [
________
] at the address set forth in the previous paragraph.]

RASER TECHNOLOGIES, INC.

By: Name: Title:

With a copy to:

Fletcher International, Ltd. c/o Fletcher Asset Management, Inc. 48 Wall Street New York, NY 10005 Skadden, Arps, Slate, Meagher & Flom LLP 525 University Avenue Palo Alto, CA 94301

G-2

ANNEX H

[FORM OF ELECTION NOTICE]

[date]

[Holder] [Holder's Address] Ladies and Gentlemen:

     Reference is made to the Amended and Restated Agreement (the "Agreement") dated as of February 3, 2010 by and among Raser Technologies, Inc. (the "Company"), Cap Stone Investments and Fletcher International, Ltd. Capitalized terms not otherwise defined herein shall have the meanings ascribed thereto in the Agreement.

     This Election Notice confirms that effective on
___________
[the 45th Business Day following and excluding the date of delivery of this notice], the Company elects to pay all [the Holder]'s dividends in [Registered Common Stock/Cash] until 45 Business Days following and excluding the date the Company delivers a subsequent Election Notice that changes this election.

RASER TECHNOLOGIES, INC. By: Name:

AGREED AND ACKNOWLEDGED: [HOLDER]

By: Name: Title:

By: Name: Title:

H-2

SCHEDULE 4(ee)

Subsidiaries

Schedule 4(hh)

SCHEDULE 4(hh)

Outstanding Anti-dilution Rights

Vested and unvested warrants granted to Merrill Lynch, Pierce, Fenner & Smith Incorporated pursuant to a Commitment Letter between the Company and Merrill Lynch. Subject to vesting, these warrants give Merrill Lynch the right to purchase up to an aggregate of 3,700,000 shares of the Company's common stock at current exercise prices ranging from $14.21 to $18.30 per share, subject to further adjustment pursuant to the anti-dilution provisions of such warrants.

H-2